Exhibit (10)HH

Confidential

CONFIDENTIAL TREATMENT REQUESTED
Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

SECOND AMENDMENT TO THE CREDIT CARD PROGRAM AGREEMENT
THIS SECOND AMENDMENT (the “Amendment”) is made effective as of the 19th day of November, 2019 (the “Amendment Effective Date”),
BY AND AMONG:
TARGET CORPORATION,
TARGET ENTERPRISE INC.,
- and -
TD BANK USA, N.A.
WHEREAS Target Corporation, Target Enterprise Inc. (collectively “Company”) and TD Bank USA, N.A. (“Bank”) entered into the Credit Card Program Agreement as of the 22nd day of October, 2012 (as previously amended, the “Agreement”); and
WHEREAS the parties now wish to amend the Agreement as set forth below in accordance with Section 17.6 of the Agreement;
NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Bank agree as follows:
ARTICLE 1 Amendments to Agreement
1.Section 1.1 of the Agreement shall be modified to add the following defined terms:
“Converted Accounts” means Private Label Accounts that are converted to Co-Branded Accounts as set forth in Section 2.9, together with Co-Branded Accounts which have been converted from Private Label Accounts since the inception of the Program.
“EVP” or “External Value Proposition” means the loyalty, promotional or reward program offered to Cardholders in respect of Network Transactions, as set forth in Section 2.10.
“EVP Accrual” has the meaning set forth in Section 2.10(d).
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[*] Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Confidential

“EVP Cost” has the meaning set forth in Section 2.10(g).
“EVP GiftCard” has the meaning set forth in Section 2.10(f).
“EVP Initial Construct” has the meaning set forth in Section 2.10(a).
“EVP Negotiation” has the meaning set forth in Section 2.11(b).
“EVP Program Year” has the meaning set forth in Section 2.10(f)(i).
“EVP Reimbursement” has the meaning set forth in Section 2.10(g).
“EVP Statement Credit” has the meaning set forth in Section 2.10(f).
“EVP Threshold” has the meaning set forth in Section 2.10(l).
“Legacy Account” means any Account opened before October 13, 2010.
“Monthly Funds Settlement Report” has the meaning set forth in Section 2.10(g).
“Monthly Statement” has the meaning set forth in Section 8.1(b).
"Newly Originated Co-Brand Accounts" means any Account issued pursuant to the provisions of Section 2.9(a) hereof.
“Product Upgrade” means the conversion of a Private Label Account to a Co-Branded Account.
2.Section 2.2(a) shall be deleted in its entirety and replaced with the following:
“Beginning as of the Closing Date, Bank shall originate new Private Label Accounts and issue new Private Label Credit Cards to Applicants that qualify for approval under the Risk Management Policies, and shall extend credit to such new Cardholders subject to the Risk Management Policies and otherwise in accordance with this Agreement. Bank shall not originate new Co-Branded Accounts, except as provided in Section 2.9 or as otherwise mutually agreed upon by the parties.”
3.Section 2.2(b) shall be deleted in its entirety and replaced with the following:
“Subject to the Risk Management Policies, Bank shall continue to extend credit to existing Cardholders (and shall continue to offer existing credit lines at a minimum, subject to the Risk Management Policies), through the same type of Credit Card held by the existing Cardholder on the Closing Date (i.e., Co-Branded Credit Card Cardholders will continue to have a Co-Branded Credit Card and Private Label Credit Card Cardholders will continue to have a Private Label Credit Card). The provisions of Sections 2.9 through 2.11 shall govern the conversion of Private Label Credit Cards to
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[*] Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Confidential

Co-Branded Credit Cards or Co-Branded Credit Cards to Private Label Credit Cards, unless otherwise mutually agreed upon by the parties.”
4.Section 2.8(a) shall be deleted in its entirety and replaced with the following:
“As of and following the Closing Date, Bank shall be a member of and shall at its sole expense have and retain all applicable licenses and authorities to issue Visa-branded Co-Branded Credit Cards for so long as Visa remains the Network pursuant to this Agreement. Thereafter, as promptly as reasonably practicable following the date, if any, that it is determined pursuant to this Section 2.8 that the Network will be changed to Mastercard, if Bank is not then a member of Mastercard, Bank shall at its sole expense become a member of Mastercard, and thereafter shall at its sole expense (subject to the reimbursement obligation of Company set forth in clause (iii) below), have and retain all applicable licenses and authorities to issue Mastercard-branded Co-Branded Credit Cards for so long as Mastercard remains the Network pursuant to this Agreement. [*] Subject to Section 3.4, Section 3.5 and prior consultation with Bank, Company shall have the right to propose to change the Network in which some or all of the Co-Branded Credit Cards participate; provided, however, that (i) whether or not such change is made shall be determined by mutual agreement or, absent such mutual agreement, pursuant to the provisions of Section 3.4 and Section 3.5; (ii) Company shall only be permitted to select a Network as a Company Matter to the extent Bank is already a member of such Network prior to the time of such selection or is required to become a member of such Network pursuant to this Section 2.8(a); (iii) except as otherwise provided in Section 2.9(c), Company shall reimburse Bank for any ongoing incremental increase in net fees (after giving effect to any discounts on such fees received by Bank) incurred by Bank as a direct result of issuing the Co-Branded Credit Cards through the new Network as compared to the former Network, upon delivery of a certification from the Chief Financial Officer of Bank to Company setting forth the amount of such incremental fees; and (iv) [*] as a Company Matter during the Term, [*]. Any costs of Company or Bank (including reasonable internal direct costs (including personnel costs)) associated with converting the Co-Branded Accounts pursuant to a Network change undertaken as a Company Matter shall be the sole responsibility of Company. For the avoidance of doubt, Bank shall bear its own costs of becoming a member of the Network, of retaining applicable licenses and authorities, of Bank becoming compliant with Network Rules, and of making such changes to Bank’s systems and operations as may be required to issue credit cards and process transactions in the new Network, subject to the reimbursement obligation of Company set forth in clause (iii) above. Notwithstanding the provisions set forth in this Section, the reimbursement obligation of Company pursuant to clause (iii) above shall not apply to [*].”
5.New sections 2.9, 2.10 and 2.11 shall be added to the Agreement as follows:
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[*] Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Confidential

Section 2.9 Co-Branded Account Origination and Product Upgrade.
(a)Notwithstanding the provisions of Section 2.2(a), and subject to mutual agreement, Bank may originate new Co-Branded Accounts and issue new Co-Branded Credit Cards to Applicants that qualify for approval under the Risk Management Policies, and shall extend credit to such new Cardholders subject to the Risk Management Policies and otherwise in accordance with this Agreement.
(i)The origination channels, marketing and disclosures with respect to origination of Co-Branded Accounts, and related procedures, will be as mutually agreed from time to time. For the avoidance of doubt, Company shall not be required to originate new Co-Branded Accounts at point of sale.
(ii)Subject to each Party's rights to change the terms and conditions of Accounts under the Program Agreement, the APR and other terms and benefits of newly originated Co-Branded Accounts will be [*].
(b)Notwithstanding the provisions of Section 2.2(b), Bank may convert certain existing Private Label Accounts to Co-Branded Accounts. The number of Accounts to be converted from time to time shall in all instances be as mutually agreed. Accounts will be selected for conversion based on mutually agreed criteria, provided that final selection criteria for Product Upgrades will be a Bank Matter.
(i)The process for conducting a Product Upgrade, including origination channels, marketing and disclosures, and related procedures, will be as mutually agreed from time to time. Materials relating to the Product Upgrade will be Program Materials as defined herein.
(ii)Subject to each Party's rights to change the terms and conditions of Accounts under the Program Agreement: (i) the APR for purchases on a Converted Account at the time of conversion will be [*], and (ii) the other terms and benefits of Converted Accounts at the time of conversion will be [*].
(c)[*].
Section 2.10 External Value Proposition.
(a)The External Value Proposition will be offered on all Co-Branded Accounts, except as otherwise mutually agreed by the parties. As of the Amendment Effective Date, the EVP will consist of the accrual to Cardholders, and subsequent fulfillment in cash or cash equivalent, of a percentage of their Network Transactions as follows (the “EVP Initial Construct”), in each case net of returns and adjustments, and excluding cash advances, fees and finance charges:
•Two percent (2%) of Network Transactions at merchants identified by Mastercard transaction code as restaurants or gas stations; and

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[*] Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Confidential

•One percent (1%) of all other Network Transactions.

(b)Company will conduct activation and usage marketing and will actively market the EVP. Materials relating to the EVP will be Program Materials as defined herein.
(c)Bank will determine the timing for communication and rollout of the EVP to existing Converted Accounts, and Company will determine the timing for communication and rollout of the EVP to existing Co-Branded Accounts other than Converted Accounts, provided in any event that the EVP will be offered on all existing Co-Branded Accounts.
(d)Bank and Company desire to reflect the cash flow impact of EVP Cost in the month in which the EVP Reimbursement is reflected. Accordingly, Bank and Company agree that an accrual for unfulfilled EVP (“EVP Accrual”) will be incorporated into the revenue sharing provisions of the Program Agreement on a monthly basis and reflected in the Monthly Statement pursuant to Schedule 8.1. EVP Accrual will be calculated as follows:
(i)EVP accruing during the period based on eligible purchases on Co-Branded Accounts; plus
(ii)if applicable, a reasonable adjustment for the difference between estimated EVP Accrual for the Program Year and estimated EVP Cost for the Program Year due to any minimum fulfillment threshold as described in Section 2.10(f)(i); minus
(iii)if applicable pursuant to Section 2.11(c), a reasonable adjustment for [*]; minus
(iv)the unfulfilled EVP of Co-Branded Accounts closed or charged off during the period; plus or minus
(v)customary accounting adjustments to accrued EVP made in the ordinary course during the period (e.g., returns, processing errors, disputes).
(e)The Monthly Funds Settlement Report will include an adjustment to eliminate the cash flow impact of the current month’s EVP Accrual included in the revenue sharing provision. For clarity, it is the intent of the parties that the EVP Accrual shall not impact the monthly cash settlement amount.
(f)EVP may be fulfilled in the form of a Company closed loop gift card (“EVP GiftCard”), as a Billing Statement credit (“EVP Statement Credit”), or as otherwise mutually agreed.
(i)As of the Amendment Effective Date, EVP is fulfilled annually in the form of an EVP GiftCard. The value of each EVP GiftCard will be calculated on a 12-month basis from February 1 through January 31 (the “EVP Program Year”), with fulfillment in the
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[*] Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Confidential

month immediately following the end of such year, subject to a $10 minimum. Accumulated EVP which does not meet the fulfillment threshold will carry forward to be included in the following year’s fulfillment calculation.
(ii)Co-Branded Accounts closed for any reason with accrued EVP that has not been fulfilled will forfeit such unfulfilled EVP.
(g)Bank will reimburse Company for the amount of EVP fulfilled in cash or cash equivalent by Company, including EVP GiftCards and EVP Statement Credits ("EVP Cost”). Such reimbursement (“EVP Reimbursement") will be reflected in the monthly funds settlement report included in Schedule 8.1 ("Monthly Funds Settlement Report") as a cost of the Program for purposes of calculating Alternative Risk Adjusted Revenue for the month in which EVP is fulfilled by the Company.
(h)An adjustment to include the cumulative cash flow impact of the EVP Accrual will be reflected in the Monthly Funds Settlement Report for the same month in which the EVP Reimbursement is reflected.
(i)If redemption is in a form other than cash or a cash equivalent, the parties will mutually agree to a settlement process.
(j)Company will provide Bank with standard reporting from the system of record for the EVP program and, if applicable, other documentation to support the calculation of EVP Accrual and EVP Cost, including the monthly and annual settlement and accrual calculations, and to support the audit of Bank's financial statements.
(k)Company will own the EVP program and the liability associated with the EVP. Company will be responsible for the design, terms and conditions, and administration of the EVP, and will manage and make all decisions with respect to the EVP, subject to Section 2.11.
(l)The parties acknowledge and agree that EVP Cost for the EVP Initial Construct is not projected to exceed [*] percent ([*]%) of Network Transactions in an EVP Program Year (the “EVP Threshold”). In the event EVP Cost for the EVP Initial Construct exceeds the EVP Threshold, the Program Managers will [*].
Section 2.11 Changes to EVP.
(a)Company may test modifications to the EVP from time to time provided that such tests are designed to avoid any material impact on the Program. Company may propose and implement changes to the EVP from time to time in accordance with the procedures set forth in Section 3.4 and Section 3.5. Prior to implementing a change in the EVP that Bank believes is reasonably likely to have an adverse effect on the Program, credit sales, credit quality or Bank’s economic returns from the Program, Company shall, upon the request of Bank, offer Bank the opportunity to test such change (except to the extent Company determines in good faith that such testing would not be beneficial), for a limited period of time, on a segment of Accounts or region of Stores (as reasonably determined by Company, in consultation with Bank, to be a segment
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[*] Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Confidential

that is representative of the portfolio as a whole but sufficiently small so as not to have an impact on overall Program performance), and evaluate the results of such tests with Company.
If Company proposes to make a modification to the EVP, then, unless otherwise agreed by Bank, Company shall deliver all of the following information relating to such proposed modification:
(i)a reasonable description of the proposed modification and Company’s rationale for the proposed modification;
(ii)a forecast reflecting the projected effects of the modification on key Program indicators, including credit sales and credit quality, and the estimated impact to Program profitability of such modification, which forecast shall include reasonably detailed information regarding the factual data and assumptions on which such forecast is based; and
(iii)the results of any testing done with respect to, or other data or analysis supporting, the EVP change.
(b)In the event a change to the EVP that has been or will be implemented as a Company Matter is reasonably expected to exceed the EVP Threshold, pose a material reputational or compliance risk to Bank, or have a material adverse effect on the Program, net credit sales, credit risk, or Bank’s economic returns from the Program, based on a written pro forma delivered by Bank to Company which incorporates reasonable assumptions, then Bank may, by notice to Company, initiate a thirty (30) day negotiation period (the “EVP Negotiation”). The EVP Negotiation may be initiated prior to, and must be initiated no later than six (6) months following, the implementation of a change to the EVP as a Company Matter:
(i)During the EVP Negotiation, the parties shall negotiate in good faith changes to the Program and/or Program economics that are designed to remedy the effect of the EVP change that has been or is to be implemented.
(ii)If the parties cannot agree on changes to the Program and/or Program economics during the EVP Negotiation, then notwithstanding anything to the contrary set forth in this Agreement, [*]:
(1)[*];
(2)[*];
(3)[*];
(4)[*]; and
(5)[*].
(c)[*].
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[*] Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Confidential

(d)For the avoidance of doubt, (i) the provisions of this Section 2.11 shall not apply to the EVP Initial Construct, and (ii) nothing in Sections 2.9 through 2.11 creates an additional right of termination with respect to the Program or this Agreement.”
6.Section 3.4 shall be deleted in its entirety and replaced with the following:
“Except as otherwise provided herein, either party may from time to time (i) propose changes to the policies and procedures utilized in the Program, (ii) propose changes to other features of the Program, or (iii) make other proposals affecting the operation or servicing of the Program, in each case to the extent such proposals are not inconsistent with the express requirements of this Agreement (the matters referred to in clauses (i), (ii) and (iii) collectively, the “Program Decision Matters”), in each case in accordance with the procedures set forth in this Section 3.4; provided, however, that the parties agree as set forth on Schedule 3.4 with respect to prohibited practices unless subsequently mutually agreed otherwise (such mutual agreement not subject to enforcement as a Company Matter or Bank Matter). After a party proposes a Program Decision Matter, the Program Managers shall review, meet and discuss the proposal. The Program Managers shall consult with the Compliance Managers for proposals involving compliance issues, the Risk Managers for proposals involving risk-related matters and the Collections Managers for proposals involving collections issues. If the Program Managers are unable to agree on any proposal that is a Program Decision Matter, they may determine to continue the Program unchanged or either Program Manager, upon notice to the other, may invoke the dispute resolution process set forth in Section 3.5. During such dispute resolution process, the Program shall continue unchanged. Notwithstanding the foregoing, (i) either party may implement a change required by Applicable Law or Network Rules as of the effective date of such requirement (or the date such party determines a requirement of Applicable Law or Network Rules necessitating such change is applicable to the Program or to such party) if such date is prior to completion of the dispute resolution procedures in this Section 3.4 and Section 3.5. Notwithstanding the foregoing, but subject to Section 3.5(c)(xvi), Company in its capacity as servicer following the Closing Date: (A) shall not implement any change as a result of a requirement of Applicable Law or Network Rules applicable to Bank or the Program unless Bank has agreed in writing or the implementation or non-implementation of such change has been determined in accordance with the dispute resolution process set forth in Section 3.5, and (B) shall follow the directions of Bank with respect to the implementation of changes or other measures that Bank is entitled to implement (including as a Bank Matter), including changes to Program or servicing processes or procedures, in accordance with the terms of this Agreement.”
7.A new subsection (xx) shall be added to Section 3.5(c) as follows:

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[*] Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Confidential

“Subject to Section 2.11(b), the design, terms and conditions, and administration of the External Value Proposition.”
8.A new subsection (xi) shall be added to Section 3.5(d) as follows:
“Subject to Section 2.9(b), the final selection criteria for Product Upgrade.”
9.Section 3.5(e) shall be deleted in its entirety and replaced by the following:
“The following matters shall be subject to the mutual agreement of the parties as evidenced in writing executed by both of the Program Executives.  From time to time the Program Executives may agree to add additional matters to this Section 3.5(e).  For clarity, the following list is not exclusive and any Program Decision Matters that are not Company Matters or Bank Matters shall be decided as described in Section 3.5(b):
(i)Participation of Co-Branded Credit Cards in mobile payments initiatives outside of Company Channels;
(ii)The approval, offering, marketing and servicing of any Enhancement Products; and
(iii)Amendments or modifications to the Program Privacy Notice following the Closing Date.”
10.Section 4.13(d) shall be amended by deleting each reference to “[*]” and replacing it with “[*]”.
11.Section 4.15(c) shall be amended by deleting “LIBOR” and replacing it with “the Federal Funds Rate”.
12.Section 7.4 shall be deleted in its entirety and replaced with the following:
“Section 7.4 Interchange; [*].
(a) None of Company, its Affiliates or its Licensees shall be required to pay any merchant discount, interchange fees, or other transaction fees to Bank on any Company Transaction charged to a Co-Branded Account, [*]. Bank and Company shall cooperate to obtain approval from the Network to set the interchange fee for Company Transactions charged to a Co-Branded Account to zero; provided, however, if the Network does not approve, Bank shall rebate through the daily settlement process any interchange amounts received by Bank from the Network as a result of the Company Transactions charged to Co-Branded Accounts.
(b) [*]
13.Sections 8.1(b) through 8.1(d) shall be deleted in their entirety and replaced with the following:
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[*] Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Confidential

“(b) Within ten (10) Business Days after the end of each month, Company shall deliver to Bank a monthly statement (the “Monthly Statement”), in the format set forth in Schedule 8.1, setting forth the calculation of the portion of Alternative Risk-Adjusted Revenue due from Bank to Company. This amount may be settled in one payment between the parties that also reflects the amounts due under Section 8.1(c) for such period.
(c) Company may include in the Monthly Statement any other amounts owed by Company to Bank or owed by Bank to Company as explicitly provided for herein or as otherwise mutually agreed by the parties in writing with line item specificity.
(d) Notwithstanding the foregoing, the parties agree and acknowledge that the first Monthly Statement and the last Monthly Statement shall be prorated to address each such partial month.”
14.Section 8.2 shall be deleted in its entirety and replaced with the following:
“Not later than 1:00 pm (Central time) on the third (3rd) Business Day after the date on which the Monthly Statement is received, each party shall pay to the other the amounts determined to be due as set forth in Schedule 8.1, unless such amounts are being disputed in good faith.”
15.Section 14.1 shall be deleted in its entirety and replaced with the following; for the avoidance of doubt, this amendment is for clarity and does not alter the substance of the Agreement:
“This Agreement shall continue in full force and effect from the Effective Date until March 13, 2025 (the “Initial Term”) unless earlier terminated as provided herein. The Agreement shall renew automatically without further action of the parties for successive two (2) year terms (each a “Renewal Term”) unless either party provides written notice of non-renewal at least twelve (12) months prior to the expiration of the Initial Term or current Renewal Term, as the case may be.”
16.Section 16.1(f) shall be deleted in its entirety and replaced with the following:
“the sale of any Goods and/or Services by Company or any Licensee, or any failure by Company or its Affiliates, or any Licensee, to satisfy any of their obligations to third parties with respect to Goods and/or Services or the sale thereof;”
17.As of the Amendment Effective Date, the addresses for notice pursuant to Section 17.11 are the following:

If to Company:	Target Corporation
Financial and Retail Services
7000 Target Parkway North
Brooklyn Park, MN 55443
Attn: President, FRS

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[*] Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Confidential

With a copy to (which copy shall	Target Corporation
not constitute notice):	1000 Nicollet Mall
TPS 3155
Minneapolis, MN 55403
Attn: Director Counsel, Payments

If to Bank:	TD Bank USA, N.A.
1701 Route 70 East
Cherry Hill, NJ 08034
Attn: Group Head

With copies to (which copies shall	The Toronto-Dominion Bank
not constitute notice):	66 Wellington Street West, TD Tower
Toronto, Ontario, Canada M5K 1A2
Attn: General Counsel

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Maripat Alpuche, Esq.

and

TD Bank USA, N.A.
2035 Limestone Road
Wilmington, DE 19808

ARTICLE 2 Miscellaneous
1.Schedule 8.1 to the Agreement shall be deleted in its entirety and replaced with the amended Schedule 8.1 attached to this Amendment.
2.This Amendment supersedes the provisions of the Letter Agreement between Company and Bank dated May 31, 2017, as amended.
3.All provisions of the Agreement which are not modified by this Amendment shall remain in full force and effect as set forth in the Agreement. In the event of any inconsistencies between the terms of the Agreement and this Amendment, the provisions of this Amendment shall prevail.

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[*] Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Confidential

4.This Amendment shall be deemed as an integral part of the Agreement.
5.Sections 17.3 (Assignment), 17.6 (Amendment), 17.7 (Non-Waiver), 17.8 (Severability), 17.9 (Governing Law), 17.11 (Notices), 17.12 (Further Assurances), 17.13 (No Joint Venture), 17.14 (Press Releases), 17.16 (Third Parties), 17.19 (Binding Effect; Effectiveness) and 17.20 (Counterparts/Facsimiles/PDF E-Mails) of the Agreement shall apply, mutatis mutandis, to this Amendment as if they were fully set out herein (except for references therein to “this Agreement” shall be construed and interpreted as “this Amendment”).
[SIGNATURE PAGE FOLLOWS]
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[*] Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Confidential

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.
TARGET CORPORATION

By: /s/ Michael Fiddelke
Michael Fiddelke
Executive Vice President and Chief Financial Officer

TARGET ENTERPRISE, INC.
By: /s/ Corey Haaland
Corey Haaland
Vice President and Treasurer

SIGNATURE PAGE TO THE SECOND AMENDMENT TO THE CREDIT CARD PROGRAM AGREEMENT
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[*] Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Confidential

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.
TD BANK USA, N.A.
By: /s/ Matthew Boss
        Name:  Matthew Boss
        Title:  Head of U.S. Cards

SIGNATURE PAGE TO THE SECOND AMENDMENT TO THE CREDIT CARD PROGRAM AGREEMENT

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[*] Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Confidential

SCHEDULE 8.1
(Amended November 19, 2019)
Compensation Terms
[*] [4 Pages Redacted]
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[*] Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.